[Letterhead]

SMITH BARNEY, A Member of TravelersGroup.


Monday, July 08, 1996

Covol Technologies
3280 North Frontage Road
Lehi, UT 84043

Attn:  Asael T. Sorensen
       Corporate Counsel

The purpose of this letter is to terminate, effective immediately, the relationship between Smith Barney Inc. ("Smith Barney") and COVOL Technologies, Inc. ("COVOL") as per paragraph 4 of the engagement letter dated December 18, 1995 (the "Letter"). As stated in the Letter, this termination shall not affect the indemnification, contribution, and confidentiality obligations of COVOL or the right of Smith Barney to receive and fees and expenses accrued to date. However, Smith Barney agrees to terminate its right of first refusal under the Letter and its claim on any Transaction Fee (as defined in the Letter), provided that COVOL discharges in full the accrued fees and expenses owing to Smith Barney on or before the following scheduled dates.


         $39,139.37                 in accrued expenses by July 31, 1996, and
          50,000.00                 in accrued fees by August 31, 1996.
         $89,139.37

For reference, included is a copy of Smith Barney's most recent invoice dated May 9, 1996 which has been credited for the payment made by COVOL of $32,747.71 (which covered the first of two invoices from Andrews & Kurth for legal services performed on COVOL's behalf).

Sincerely yours,

SMITH BARNEY, INC.

By: /s/ Peter A. Tague
Name: Peter A. Tague
Title: Vice President

Accepted and agreed to as of the date set forth above:

COVOL TECHNOLOGIES, INC.

By: /s/ Michael Midgley
Name:  Michael Midgley
Title: President

  Smith Barney, Inc.  388 Greenwich Street  New York, NY  10013  212-816-6000